UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315) 331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
March 14, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IEC Electronics Corp. The meeting will be held on Wednesday, March 14, 2018 at 9:00 a.m. (local time) at the Wayne-Finger Lakes BOCES Eisenhower Building, Jack Loveless Conference Room, 131 Drumlin Court, Newark, New York, for the following purposes:

1.	To elect seven (7) directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018.

3.	To approve, on an advisory basis, the compensation paid to our named executive officers (“say-on-pay”).

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is January 16, 2018. Only stockholders at the close of business on that date may vote at the annual meeting or any adjournment thereof.

Whether or not you expect to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote. Even if you have voted by internet, telephone or proxy card, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from that record holder.

Dated:    January 25, 2018                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 14, 2018.

Our proxy statement and Annual Report to Stockholders are also available online, at www.proxyvote.com

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
(315) 331-7742

Proxy Statement
For 2018 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The board of directors of IEC Electronics Corp. (“IEC,” the “Company,” “we,” “our,” or “us”) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, and is soliciting your proxy to vote at the 2018 annual meeting of stockholders and any adjournment or postponement thereof. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement. The meeting will be held on Wednesday, March 14, 2018 at 9:00 a.m. (local time) at the Wayne-Finger Lakes BOCES Eisenhower Building, Jack Loveless Conference Room, 131 Drumlin Court, Newark, New York. To obtain directions to be able to attend the annual meeting and vote in person, please contact our Corporate Secretary, Jennifer Brown at (315) 331-7742. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by internet, telephone or by completing and mailing your proxy card.

We are making these proxy materials available to you on or about January 25, 2018.

What is included in these proxy materials?

These proxy materials include:

•	Our Annual Report to Stockholders for the fiscal year ended September 30, 2017 (“Fiscal 2017”); and

•	Notice of 2018 Annual Meeting and Proxy Statement.

If you request and receive printed versions of the proxy materials by mail, these proxy materials also include a copy of the proxy card.

What am I voting on?

There are three matters scheduled for a vote, and the board of directors recommends that you vote “FOR” each of the proposals:

•	Proposal 1: the election of seven directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018; and

•	Proposal 3: an advisory vote to approve the compensation paid to our named executive officers (“say-on-pay”).

Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on. However, if any other matters properly come before the meeting, the people appointed as proxies, or their substitutes, will be authorized to vote on those matters in their own judgment.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are following the Securities and Exchange Commission’s (the “SEC”) “e-proxy” rules that allow public companies to furnish proxy materials to stockholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send stockholders a full, printed copy of proxy materials and allow them instead to deliver to their stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and to provide online access to the documents. As a result, we mailed the Notice of Internet Availability to many of our stockholders on or about January 25, 2018.

The Notice of Internet Availability provides instructions on how to:

•	View our proxy materials for the annual meeting on the internet and vote; and

•	Request a printed copy of the proxy materials.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Where can I view the proxy materials on the internet?

We are making this Proxy Statement and voting instructions available to stockholders on or about January 25, 2018, at www.proxyvote.com. We are also making our 2017 Annual Report on Form 10-K available at the same time and by the same method. The 2017 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

How can I receive a printed copy of the proxy materials, including the annual report?

Stockholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

•	Telephone: call toll-free at 1-800-579-1639;

•	Internet at www.proxyvote.com; or

•
E-mail at sendmaterial@proxyvote.com. If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow on the Notice of Internet Availability included in the subject line.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, bank or nominee.

Who can vote at the annual meeting?

Only stockholders at the close of business on January 16, 2018, the record date for the annual meeting, will be entitled to vote at the annual meeting. As of the record date, there were 10,311,558 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on January 16, 2018, your shares of IEC common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on January 16, 2018, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. For instructions on how to vote your shares at the annual meeting, see “How do I vote?” below.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, there are four ways to vote:

•	By internet at www.proxyvote.com. We encourage you to vote this way.

•	By touch tone telephone: call toll-free at 1-800-690-6903.

•	By completing and mailing your proxy card.

•	By written ballot at the annual meeting. To vote in person, come to the annual meeting with photo identification and we will give you a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

Only the latest proxy you submit will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you hold your shares in “street name” as a beneficial owner of shares registered in the name of your broker, bank or nominee (“broker”), you must vote your shares in the manner prescribed by your broker. Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting instruction card used by that organization to see if it offers internet or telephone voting. To vote in person at the annual meeting, you must present photo identification and a legal proxy from your broker. Contact your broker to request a voting instruction card or a legal proxy to vote in person at the annual meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of January 16, 2018, the record date for the annual meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting;

•	You have voted by internet or telephone; or

•	You have properly submitted a proxy card.
or

•	If your shares are held in street name, your broker has voted based on your instructions or your broker has voted on a discretionary item.

Additionally, abstentions and broker non-votes on discretionary items will be counted towards the quorum requirement. If there is no quorum, a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the board of directors in Proposal 1. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2 (ratification of the selection of our independent public accounting firm) and Proposal 3 (advisory vote to approve the compensation paid to our named executive officers).

If you abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the required vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. A broker will have discretionary authority to vote on Proposal 2 relating to the ratification of the selection of our independent accounting firm, but will not have discretionary authority to vote on any other matter. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm), but not with respect to Proposal 1 (the election of directors) and Proposal 3 (advisory vote to approve the compensation paid to our named executive officers). We encourage you to provide instructions to your broker to vote your shares on Proposal 1 and Proposal 3.

Who counts the votes?

Broadridge Financial Solutions has been appointed inspector of election by the Company and will tabulate votes at the annual meeting.

How many votes are needed to approve each Proposal?

•	Proposal 1 – Election of directors

The outcome of this vote will be determined by a plurality of the votes cast at the annual meeting. This means that the seven director nominees with the most affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

•	Proposal 2 – Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2018

•	Proposal 3 – Advisory vote to approve the compensation paid to our named executive officers

Approval of each of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are counted and have the effect of a vote against these proposals, because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal. Broker non-votes are not counted and will not impact the outcome of the vote on Proposal 1 and Proposal 3. Since brokers have authority to vote on your behalf with respect to Proposal 2, there will be no broker non-votes for Proposal 2.

What happens if I do not give specific voting instructions? What are the recommendations of our board of directors?

Stockholder of Record. If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or

•
Sign and return a proxy card without giving specific voting instructions, then the named proxies will vote your shares in the manner recommended by our Board (i.e. FOR each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3) and in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owner. If you do not provide your broker with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the annual meeting, your shares will not be voted or counted with respect to Proposals 1 and 3, which are non-routine proposals. Your broker has discretionary authority to vote your uninstructed shares with respect to Proposal 2, which is a routine proposal.

The board’s recommendation is set forth below together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR election of all of the nominated directors (see Proposal 1);

•	FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (see Proposal 2); and

•	FOR approval of the compensation paid to our named executive officers (see Proposal 3).

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may change your vote or revoke your proxy in any one of three ways:

•	You may enter a timely new vote by internet or telephone.

•	You may submit another properly completed, later-dated proxy card.

•	You may send a written notice that you are revoking your proxy to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

•	You may attend the annual meeting and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other organization regarding how to revoke your instructions and change your vote.

How can I find out the voting results of the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

What does it mean if I receive more than one Notice of Internet Availability or voting instruction card?

If you receive more than one Notice of Internet Availability or voting instruction card, your shares are registered in more than one name or are registered in different accounts. Please vote using each Notice of Internet Availability or voting instruction card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

IEC will pay for the entire cost of soliciting proxies. In addition to the posting or mailing of the proxy materials, our directors, officers and employees also may solicit proxies in person, by telephone, by email or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. IEC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. IEC will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

When are stockholder proposals and director nominations due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders may submit proposals for inclusion in the proxy materials. These proposals must satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by September 27, 2018 to our Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not less than 90 days before the date of the meeting. The notice must set forth your name and address, a representation that you are a holder of record of our stock entitled to vote at the meeting and you intend to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, and such other information regarding the proposal as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. We have received no such notice for the 2018 annual meeting. Assuming a date of March 14, 2019 for our 2019 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513, no later than December 14, 2018.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director at the annual meeting, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not less than 90 days before the date of a meeting of stockholders. The notice must set forth your name and address, the name and address of the person to be nominated, a representation that you are a holder of record of stock entitled to vote at the meeting, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. Assuming a date of March 14, 2019 for our 2019 annual meeting of stockholders, written notice of a nomination must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513 no later than December 14, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below presents certain information as of January 16, 2018 about the persons known by us to be the record or beneficial owner of more than 5% of our common stock. Percentages are based on 10,311,558 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Vintage Capital Management, LLC, et al 4705 S. Apopka Vineland Road, Suite 210 Orlando, Florida 32819	1,016,694	(1)	9.86%

(1)
This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13D dated February 2, 2015 filed with the SEC by Vintage Capital Management, LLC (“Vintage Capital”), Kahn Capital Management, LLC, a member and majority owner of Vintage Capital and Brian R. Kahn, manager of each of Vintage Capital and Kahn Capital, and subsequent Section 16 reports filed with the SEC by Andrew M. Laurence, a partner of Vintage Capital, and Jeremy R. Nowak, a partner and Chief Operating Officer of Vintage Capital. Vintage Capital, Kahn Capital Management, LLC and Brian R. Kahn each report shared voting and shared dispositive power with respect to all 1,016,694 shares. The amount indicated does not include shares directly held by Messrs. Laurence and Nowak.

SECURITY OWNERSHIP OF MANAGEMENT
The table below presents certain information as of January 16, 2018 about shares of our common stock held by (1) each of our directors; (2) each of our named executive officers; and (3) all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (1)
Directors
Keith M. Butler	29,914		†
Charles P. Hadeed	40,516		†
Lynn J. Hartrick	20,766		†
Andrew M. Laurence	18,266	(2)	†
Jeremy R. Nowak	18,266	(3)	†
Michael W. Osborne	2,000		†
Jeffrey T. Schlarbaum	217,972	(4)	2.07%
Named Executive Officers
Jens Hauvn	30,853	(5)	†
Michael T. Williams	33,934		†
All directors and executive officers as a group (9 persons)	412,487	(6)	3.91%

†	We have omitted percentages of less than 1%

(1)
The amounts reported by such persons are as of January 16, 2018, with percentages based on 10,311,558 shares issued and outstanding except where the person has the right to receive shares within the next 60 days, which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole investment power with respect to the all of the shares shown as owned by the stockholder.

(2)
Does not include 1,016,694 shares of common stock held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital. Mr. Laurence, a partner of Vintage Capital, disclaims beneficial ownership of these shares.

(3)
Does not include 1,016,694 shares of common stock held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital. Mr. Nowak, a partner of Vintage Capital, disclaims beneficial ownership of these shares.

(4)	The amount shown includes presently exercisable options for 208,072 shares of our common stock.

(5)	The amount shown includes presently exercisable options for 20,000 shares of our common stock.

(6)	The amount shown includes presently exercisable options for 228,072 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater than 10% stockholders to file with the SEC reports of ownership and changes in ownership of our common stock.
During Fiscal 2017, all of our directors and officers timely complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at seven. At the annual meeting, the seven persons listed below will be nominated as directors. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

Six of the board’s nominees for director were elected at the last annual meeting. In addition to those standing for re-election, the board has nominated Michael W. Osborne who, upon the recommendation of the nominating and governance committee of the board of directors, was appointed as a director to fill the vacancy created on the board by the resignation of Eric B. Singer in August 2017. All nominees have consented to serve if elected. In the event that any nominee should be unable to serve or for good cause will not serve, the proxies will be voted for the election of such other persons as the nominating and governance committee of the board of directors may recommend.

Required Vote

Directors are elected by a plurality of the votes cast at the annual meeting, which means that the nominees that receive the most affirmative votes will be elected. In an uncontested election, all of the board’s nominees will be elected. You may vote “FOR” the nominees, or you may “WITHHOLD” your vote from one or more of the nominees. Withheld votes and broker non-votes will have no effect on the voting results.

The board of directors unanimously recommends a vote FOR the election as directors each of the nominees listed below.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee. We believe these nominees are highly qualified individuals with a diversity of experience. Several of the nominees have experience serving on the boards of directors of public companies and/or operational experience in the electronic contract manufacturing sector. We also believe that all of our nominees have a reputation for integrity, honesty and adherence to high ethical standards. In addition, each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our board.

Keith M. Butler, age 59, has served as a director of the Company since 2015. He has been the Chief Operating Officer of RxSafe LLC, a pharmacy automation equipment company, since April 2014. From October 2013 to April 2014, Mr. Butler pursued personal interests. From September 2010 to October 2013, Mr. Butler was Executive Vice President of Operations for OnCore Manufacturing Services, LLC, an electronic contract manufacturer. Mr. Butler has served as a strategic advisory board member of Vintage Capital Management, LLC since March 2009.

We believe that Mr. Butler brings extensive operational experience in the contract manufacturing sector. Mr. Butler’s past and present service as a founder and executive of several contract manufacturing companies provides him with significant experience and insight relative to our industry segment as well as the competitive advantages of our operations.

Charles P. Hadeed, age 67, has served as a director of the Company since 2015. He is a director and Chairman of the Board of Transcat, Inc. (NASDAQ:TRNS), a provider of accredited calibration and compliance services and distributor of professional grade handheld test, measurement and control instrumentation. Mr. Hadeed served as Transcat’s Executive Chairman from July 2013 until June 2014, as its Chief Executive Officer from April 2007 to July 2013 and as its President from May 2006 to September 2012.

We believe that Mr. Hadeed’s extensive management, financial and operational experience as a former chief executive officer, chief financial officer and chief operating officer of a public company with a similar market capitalization to ours provides us with valuable experience at the board level. Mr. Hadeed’s prior experiences also include turnaround management of a public company that faced obstacles similar to ours and those experiences make him a valuable board member.

Lynn J. Hartrick, age 70, has served as director of the Company since 2015.  He has been the President and owner of Business Leadership Professionals, LLC, an executive coaching and business advisory firm, since April 2010. For 3 years prior to that, Mr. Hartrick was the sole proprietor of Coyote Consulting, LLC, which provided contracted interim chief executive officer services. Additionally,  Mr. Hartrick was Managing Partner of Vitalwork, a management consulting firm and before that, he worked for 26 years in multiple senior roles at Rochester Telephone Corporation, including roles in operations, personnel, construction, engineering, customer service and commercial operations.

We believe that Mr. Hartrick’s executive leadership and executive coaching experience make him a valuable addition to our board of directors. Mr. Hartrick has over 20 years of experience in advising executive teams as they pursue strategies to change prior habits and effect change in organizations. The board believes his experiences bring significant value as it moves to effect positive change within our organization.

Andrew M. Laurence, age 43, has served as a director of the Company since 2015. He is a partner of Vintage Capital Management, LLC. Mr. Laurence joined Vintage Capital Management in January 2010 and is responsible for all aspects of Vintage’s transaction sourcing, due diligence and execution. Mr. Laurence has served as Corporate Secretary of API Technologies Corp. (NASDAQ: ATNY), a leading provider of high performance radio frequency microwave, microelectronic, power, and security solutions, since January 2011 until its sale in February 2016. Mr. Laurence also served as API’s Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. Mr. Laurence also serves on the Board of Directors of Energes Services, LLC, an oilfield services company.

We believe that Mr. Laurence’s experience investing in, growing and improving companies, some of which are within our industry segment, make him a valuable member of our board of directors.

Michael W. Osborne, age 47, is the Chief Revenue Officer at Angelica Corporation, a provider of healthcare linen and medical laundry services, where he is responsible for sales, marketing and customer service and also provides oversight of Angelica’s turnaround key initiatives and leads the development of long-term strategic growth. Prior to joining Angelica in June 2017, from October 2016 to April 2017, Mr. Osborne served as a Senior Vice President of Steel Partners, a private investment firm, providing advisory services to its public holding company, Steel Partners Holdings L.P. (NYSE:SPLP) and its hedge fund. From June 2012 to February 2016, he served as Senior Vice President, Corporate Development and from January 2009 to June 2012 as Senior Vice President, Business Development and Supply Chain at Sparton Corporation (NYSE:SPA), a provider of design, development and manufacturing services for complex electromechanical devices.

We believe that Mr. Osborne’s operational, sales and marketing experience make him a valuable member of our board. Mr. Osborne brings relevant experience in the management and operations of companies in our industry, which are critical in developing our strategic growth and market presence.

Jeremy R. Nowak, age 42, is our Chairman of the Board and has served in such capacity since 2015. Mr. Nowak has been a partner and the Chief Operating Officer of Vintage Capital Management, LLC since July 2010. Mr. Nowak is responsible for Vintage’s business development, transactional due diligence and trading execution. Mr. Nowak joined Kahn Capital Management, LLC, a predecessor to Vintage, in September 2006.

Mr. Nowak’s financial and investment experience make him a valuable member of our board. Mr. Nowak’s experiences at Vintage provide a needed stockholder perspective of the change the Company intends to effect.

Jeffrey T. Schlarbaum, age 51, has served as a director and as our President and Chief Executive Officer since February 2015. From February 2013 to June 2013 and from June 2014 to February 2015, Mr. Schlarbaum pursued personal interests. From June 2013 to June 2014, Mr. Schlarbaum served as Chief Operations Officer for LaserMax, Inc., a manufacturer of laser gun sights for law enforcement and the shooting sports community. From October 2010 to February 2013, Mr. Schlarbaum served as our President. Prior to that, Mr. Schlarbaum served as our Executive Vice President and President of Contract Manufacturing from October 2008 to October 2010, Executive Vice President from November 2006 to October 2008 and Vice President, Sales and Marketing from May 2004 to November 2006. Prior to joining us, Mr. Schlarbaum served in senior management roles with various contract manufacturing companies. Since July 2017, Mr. Schlarbaum also serves as a director and member of the audit committee of Lakeland Industries, Inc.

We believe that Mr. Schlarbaum’s background as a senior executive of the Company provides him with extensive knowledge of our operating history. We believe that this long-term institutional knowledge of the Company, its customers and its executive team make Mr. Schlarbaum a significant asset to our board. Mr. Schlarbaum also brings general management, marketing and operational experience that is of value to the board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

Our business, property and affairs are managed under the direction of our board of directors. The board is committed to sound and effective corporate governance practices and, accordingly, has adopted Corporate Governance Guidelines that provide a system of best practices with respect to board function and communication. Our Corporate Governance Guidelines address matters including board composition, director responsibilities, director independence, selection of board nominees, board membership criteria, mandatory retirement, meeting participation, executive sessions of our independent directors, evaluation of the performance of the chief executive officer, committees, succession planning, orientation and continuing education.

Director Independence

The NYSE American LLC Company Guide requires that a majority of the members of a listed company’s board of directors be independent. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship with the Company or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the NYSE American LLC Company Guide and applicable SEC rules and regulations, our board has determined that the following directors and former director are independent: Messrs. Butler, Hadeed, Hartrick, Laurence, Osborne, Nowak and Singer.

Board Leadership Structure and Role in Risk Oversight

Our board is responsible for the selection of the chairman of the board and the chief executive officer. The current board of directors believes that separating the roles of chairman of the board and chief executive officer best serves our interest in achieving effective corporate governance. The current board believes that separating these two positions allows each person to focus on his individual responsibilities, which is essential to the strategic focus on improving our operational and financial performance. Under this leadership structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the Company and can work to implement our long-term strategic plans. At the same time, our non-executive chairman of the board can focus his attention on addressing long-term strategic issues, working collaboratively with our other board members, and providing independent insight and guidance to our chief executive officer. In addition, maintaining a separation of the roles of chairman of the board and chief executive officer aids the board in its oversight of our risk management. Although we believe that the separation of the roles of chairman of the board and chief executive officer is appropriate in the current environment, our board leadership structure may change in the future as our business, industry and corporate governance practices evolve.

The board of directors is responsible for overseeing risks that could affect our management’s processes for managing risk. This oversight is conducted primarily through the board’s committees. Our audit committee focuses on risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters. Our nominating and governance committee focuses on the management of risks associated with board membership and structure, as well as corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and programs.

While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. The board satisfies this responsibility by taking reports from each committee chairman regarding the risk considerations within each committee’s area of expertise. In addition, the board receives reports from members of our senior management team responsible for oversight of material risk to the Company.

The full board focuses on the strategic, financial and execution risks associated with the annual operating plan, significant legal matters, acquisitions and senior management succession planning.

As part of its risk oversight responsibilities, our board of directors and its committees review the processes that management uses to manage our risk exposure. In doing so, the board and its committees monitor our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to our Company, including, but not limited to, operational, financial, legal, regulatory and strategic risks.

Board Meetings and Attendance

During Fiscal 2017, our board held six in-person or telephonic meetings.

During Fiscal 2017, each incumbent director attended at least 75% of the meetings of the board, and of those committees upon which such director served, held during the period that he served, except for Mr. Singer who resigned from the board in August 2017.

Director Attendance at Annual Meetings

Board members are expected to attend the Company’s annual meeting of stockholders each year. All of our directors attended our 2017 annual meeting of stockholders.

Board Committees

Our board has three standing committees to assist in the discharge of its responsibilities: the audit committee, the compensation committee, and the nominating and governance committee. The following table indicates the committee(s) on which each director serves or served, the identity of the chair of each committee, and the number of times each committee met during Fiscal 2017:

Committee Membership

Director:	Audit	Compensation	Nominating and Governance
Keith M. Butler	—	☒	—
Charles P. Hadeed	Chair	—	Chair
Lynn J. Hartrick	—	Chair	☒
Andrew M. Laurence	☒	—	—
Jeremy R. Nowak	☒	☒	—
Jeffrey T. Schlarbaum	—	—	—
Michael W. Osborne	—	—	☒
Eric B. Singer (former director)	—	—	☒
Total Meetings in Fiscal 2017:	4	6	2

Each committee acts pursuant to a written charter adopted by the board. The charter of each of the audit, compensation and nominating and governance committees complies with the NYSE American corporate governance listing standards. The committees regularly report their activities and actions to the full board at the next board meeting. Each committee’s charter is available on our website at www.iec-electronics.com under the heading, “Investors” and the subheading, “Corporate Governance.”

Audit Committee

The audit committee oversees our corporate accounting and financial reporting processes and the audits of our financial statements. The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Its responsibilities include:

•
the appointment, retention, termination, compensation and oversight of our independent auditors, including an evaluation of the qualifications, performance and independence of the independent auditors;

•
the review and discussion with management and the independent auditors of the financial statements and related disclosures included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	the oversight of management’s implementation of internal controls and procedures and disclosure controls and procedures;

•
the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters;

•	administration and oversight of our Code of Business Conduct and Ethics; and

•	the review and approval of related persons transactions.

The audit committee has authority to engage independent counsel and other advisers as necessary to carry out its responsibilities. In addition, the audit committee has sole authority to determine the fees payable to such independent counsel and advisers, which fees shall be paid by the Company.

The board of directors has determined that each member of the audit committee meets the independence and financial literacy requirements applicable to audit committee members under the NYSE American LLC Company Guide. The board of directors has further determined that Mr. Hadeed qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

Compensation Committee

The compensation committee assists the board in its discharge of responsibilities with respect to executive and director compensation. Its responsibilities include:

•	the oversight and development and administration of our executive compensation plans;

•	the review and approval of the compensation for all executive officers other than the chief executive officer;

•	the recommendation to the independent members of the board of the compensation of the chief executive officer;

•	the evaluation of the chief executive officer;

•	the review and recommendation to the board of the terms of any employment, severance, change in control, termination or retirement arrangements for all executive officers;

•	the review and recommendation to the board of the compensation paid to directors; and

•	the assessment of the independence of any compensation consultant, independent legal counsel or other adviser retained by the committee.

The compensation committee approves equity awards for our other employees, including the delegation of authority to our chief executive officer to award up to a specified number of stock options to non-executive employees for special performance or recruitment to the Company.

The compensation committee has sole authority, in its discretion, to retain or obtain advice of a compensation consultant, independent legal counsel or other adviser to assist the compensation committee in carrying out its responsibilities. The compensation committee is responsible for the oversight and compensation of any compensation consultant, independent legal counsel or other adviser it retains. We are responsible for paying such compensation as determined by the compensation committee. The compensation committee retained a compensation consultant, The Burke Group, for Fiscal 2017. The Burke Group conducted a review and analysis of our executive compensation program in order to validate our current compensation strategy.  The Burke Group reviewed senior executive team positions and provided summary reports on current trends for executive compensation in similar companies, established the peer group, assessed base salaries, annual cash incentive compensation and long term incentives against published survey data and peer group data and provided observations and recommendations for all components of our executive compensation program.

The board of directors has determined that each member of the compensation committee meets the independence requirements applicable to compensation committee members under the NYSE American LLC Company Guide.

Nominating and Governance Committee

The nominating and governance committee identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company and develops, recommends and reviews corporate governance principles applicable to the Company. The nominating and governance committee’s responsibilities include:

•	the development and recommendation to the board of director qualification criteria;

•	the development and periodic review of corporate governance principles;

•	the oversight of the board’s self-evaluation process; and

•	development of the board’s chief executive officer succession policies.

The board of directors has determined that each member of the nominating and governance committee meets the director independence requirements of the NYSE American LLC Company Guide.

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. The nominating and governance committee also will consider director candidates recommended by stockholders on the same basis it considers other potential candidates. Stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder recommendations, the nominating and governance committee seeks candidates who are independent pursuant to the NYSE American independence standards and meet certain selection criteria established by the committee. The specific criteria required for the selection of each board member will be determined from time to time within the context of the current member composition of the board of directors and the evolving needs of the Company based on business strategy and current senior management competencies. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. We do not have a formal policy regarding board diversity in the identification of nominees, but diversity is one of several factors that the nominating and governance committee takes into account when evaluating candidates. The committee believes that diversity includes perspective gained from different educational, cultural and business backgrounds and life experiences.

Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our by-laws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals and director nominations due for next year’s annual meeting?”

Code of Ethics and Whistleblower Policy

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and other executive officers) and employees. It is a statement of our high standards for ethical behavior, legal compliance and financial disclosure. We also maintain a whistleblower policy, which encourages our employees to report illegal activities and business conduct that would damage our good name, business interests and relationships with stockholders, suppliers, residents and the community at large. The Code of Business Conduct and Ethics and the Whistleblower Policy are distributed to all of our employees who in turn acknowledge, in writing, receipt of this information.

Availability of Corporate Governance Documents

We make available to the public a variety of corporate governance information on our website (www.iec-electronics.com) under the heading “Investors” and the subheading, “Corporate Governance.” Information on our website includes our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Governance Committee Charter, our Related Person Transactions Policies and Procedures, and our Whistleblower Policy. Information regarding any amendment to, or waiver from, the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer will also be posted in that section of our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, New York 14513

All stockholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The audit committee has selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (“Fiscal 2018”). The stockholders are being asked to ratify the audit committee’s selection of Deloitte. The audit committee engaged Deloitte on May 15, 2017 to serve as our independent registered public accounting firm, replacing Crowe Horwath LLP (“Crowe Horwath”) which the audit committee dismissed as of such date. Crowe Horwath served as our independent registered public accounting firm from November 18, 2014 through May 14, 2017.

Crowe Horwath’s reports on the Company’s financial statements as of and for the fiscal years ended September 30, 2016 and September 30, 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended September 30, 2016 and September 30, 2015 and through May 15, 2017, (a) there were no disagreements between the Company and Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Crowe Horwath, would have caused Crowe Horwath to make reference to the subject matter of the disagreement(s) in its reports on the financial statements for such years; and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation
S-K.

Stockholder ratification of the selection of Deloitte is not required by our by-laws or otherwise. However, the board is submitting the selection of our independent registered accounting firm to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain Deloitte. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Deloitte will be present at the annual meeting, will be given the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

The following table shows the fees that were billed by Crowe Horwath and Deloitte for professional services listed below related to our last two fiscal years, Fiscal 2017 and the fiscal year ended September 30, 2016 (“Fiscal 2016”):

Description of Fees	Fiscal 2017	Fiscal 2016
Audit Fees
Crowe Horwath	$138,600	$240,000
Deloitte	232,919	—
Audit Related Fees
Deloitte	30,072	15,200
All Other Fees
Deloitte	2,046	—
Total Fees	$403,637	$255,200

Audit fees represent amounts billed for the audit of our annual consolidated financial statements for the fiscal year and the reviews of financial statements included in our quarterly reports on Form 10-Q for the fiscal year. Audit Related Fees in Fiscal 2017 were for audit services related to our 401(k) employee savings plan. All Other Fees in Fiscal 2017 were for an accounting research tool subscription. There were no tax fees or other fees paid to Crowe Horwath during Fiscal 2017 or Fiscal 2016.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee pre-approved all services performed by, and all fees to be paid to, Deloitte and Crowe Horwath in Fiscal 2017.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of Deloitte and Crowe Horwath and determined that it was compatible with the firm’s independence. For Fiscal 2017 and Fiscal 2016, Deloitte and Crowe Horwath provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2018. An abstention will have the same effect as a vote against the proposal.

Unless you specify otherwise, the persons named in the proxy card intend to vote shares as to which proxies are received for the approval of ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2018.

The audit committee and our board of directors unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2018.

AUDIT COMMITTEE REPORT

In connection with our financial statements for the fiscal year ended September 30, 2017, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the “Auditors”) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors their independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, for filing with the Securities and Exchange Commission.
Charles P. Hadeed, Chair
Andrew M. Laurence
Jeremy R. Nowak

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO
THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting that our stockholders approve on a non-binding, advisory basis the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion in this proxy statement under the caption “Compensation of Named Executive Officers” of this proxy statement.

The board of directors requests that stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402(m)-(q) of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

At our 2013 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2019 annual meeting of stockholders.

We urge stockholders to read the section entitled “Compensation of Named Executive Officers” of this proxy statement, including the compensation tables and narrative included within that section, which provides detailed information on IEC’s compensation of our named executive officers.

Each named executive officer is a party to an employment agreement with us. We believe these agreements and other incentives granted to these named executive officers align our named executive officers’ interests with those of our stockholders. Our compensation committee and board of directors continue to evaluate our executive compensation program with a view toward motivating our named executive officers to meet our strategic operational and financial goals in the best interests of our stockholders.

Non-Binding Vote

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on the Company, the board of directors or the compensation committee of the board of directors, and may not be construed as overruling any decision made by the board. However, the board and the compensation committee will take the voting results into account when evaluating our executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is needed to approve the compensation paid to our named executive officers. Abstentions will count as votes against this proposal. Broker non-votes will not be counted and will not impact the outcome of the vote on this proposal.

The board of directors unanimously recommends that the stockholders vote FOR the approval of the compensation paid to our named executive officers.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Named Executive Officers

The following tables and related narrative contain information regarding the compensation paid to our named executive officers for our two most recently completed fiscal years, which ended on September 30, 2017 and September 30, 2016. Our named executive officers are our chief executive officer and our two other most highly compensated executive officers serving at the end of Fiscal 2017:

Jeffrey T. Schlarbaum - President and Chief Executive Officer
Michael T. Williams - Vice President, Finance and Chief Financial Officer
Jens Hauvn - Senior Vice President, Operations

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2017 and Fiscal 2016. We present more detailed information regarding these items of compensation in the footnotes and in the narrative that follows the table.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3) (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	All Other Compensation (7)	Total
Jeffrey T. Schlarbaum	2017	$370,388	$—	$282,638	$—	$—	$7,847	$660,873
CEO	2016	352,692	—	433,076	—	351,273	1,801	1,138,842
Michael T. Williams	2017	212,293	—	112,362	—	—	4,684	329,339
CFO	2016	205,000	—	176,793	—	141,568	2,720	526,081
Jens Hauvn	2017	227,827	—	120,581	—	—	4,890	353,298
Senior VP, Operations	2016	220,000	5,700	173,249	83,363	151,927	3,046	637,285

(1)
The “Salary” column reflects the base salary earned by each of our named executive officers during the applicable fiscal year, which may differ from the salary described in “Compensation of Named Executive Officers - Base Salary Compensation” due to effective dates for increases that do not fall on the first day of the fiscal year and pay periods that may overlap fiscal years.

(2)	Amount reflects a cash sign-on bonus for Mr. Hauvn, a portion of which was paid in Fiscal 2016.

(3)
In March 2017, we granted Messrs. Schlarbaum, Williams and Hauvn time-vesting restricted stock units covering 17,015 shares, 6,764 shares and 7,259 shares, respectively, and performance-vesting restricted stock units covering 68,059 shares, 27,057 shares and 29,036 shares, respectively, pursuant to the 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”). In April 2016, we granted Messrs. Schlarbaum, Williams and Hauvn time-vesting restricted stock units covering 12,258 shares, 4,970 shares and 5,334 shares, respectively, and performance-vesting restricted stock units covering 49,030 shares, 19,881 shares and 21,336 shares, respectively, pursuant to the 2010 Plan. In June 2016, we granted restricted stock awards to Messrs. Schlarbaum and Williams of 7,500 shares and 3,580 shares, respectively, pursuant to the 2010 Plan.

(4)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 (“ASC 718”). Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of our common stock on the date of grant. For awards subject to performance conditions, the amounts included in this column are calculated based on the probable satisfaction of the performance conditions at the grant date, which represents the highest level of performance achievement. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers and do not represent actual cash compensation paid to the recipient. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

(5)
In August 2016, we granted Mr. Hauvn an option to purchase 50,000 shares under the 2010 Plan as part of a relocation award under his employment agreement after the compensation committee waived the requirement that Mr. Hauvn relocate to the greater Rochester, New York area. Valuation assumptions used to determine grant date fair value as required by ASC 718 are disclosed in Note 1- Our Business and Summary of Significant Accounting Policies - Stock-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for Fiscal 2017.

(6)
As described in the “Narrative to Summary Compensation Table” section below, Messrs. Schlarbaum, Williams and Hauvn waived the annual performance bonus for Fiscal 2017 to allow instead for a management incentive plan payout that looks at performance over a two year period (Fiscal 2017 and Fiscal 2018). For Fiscal 2016, Mr. Schlarbaum earned $351,273, Mr. Williams earned $141,568 and Mr. Hauvn earned $151,927 in connection with the annual management incentive plan payout.

(7)	Amounts shown in Fiscal 2017 and Fiscal 2016 for Messrs. Schlarbaum, Williams and Hauvn include the Company match portion of the 401(k) employee savings plan, as described below.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Elements of Compensation

Our compensation program for the named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentive; and

•	Long-term equity incentive.

Our named executive officers are also entitled to participate in a 401(k) employee savings plan, described below.

Base Salary

Base salaries for our named executive officers generally are set forth in their employment agreements with the Company and are subject to review for increases. For named executive officers other than the chief executive officer, the chief executive officer makes recommendations for salary increases to the compensation committee. The compensation committee reviews the chief executive officer’s base salary and makes recommendations to the board of directors for increases.

The compensation committee set Mr. Schlarbaum’s base salary at $350,000 when he joined the Company in February 2015. Effective January 27, 2017, Mr. Schlarbaum’s base salary was adjusted to $374,850 to reflect the scope of his responsibilities and performance, and consideration was given to his current salary level and amounts paid to peers at peer group companies. Previously, in May 2016, Mr. Schlarbaum’s base salary had been adjusted to $357,000 to reflect a 2% cost of living adjustment. Pursuant to their employment agreements entered into with the Company in September 2015, Mr. Hauvn’s base salary was set at $220,000 and Mr. Williams’ base salary was set at $205,000. Mr. Hauvn’s base salary was adjusted as of January 27, 2017, to $231,000. Mr. Williams’ base salary was also adjusted effective January 27, 2017, to $215,250. Similar to Mr. Schlarbaum, the salary adjustments for Messrs. Hauvn and Williams reflect the scope of responsibilities and performance of each officer, and consideration was given to their current salary levels and amounts paid to peers at peer group companies

Annual Cash Incentive Awards

Our named executive officers generally are eligible for annual cash incentive awards under our annual management incentive plan, which we refer to as the MIP. Our named executive officers earn their MIP awards based on achievement of performance goals for the fiscal year. The compensation committee generally sets target incentive award opportunities based on a percentage of each executive officer’s base salary during the fiscal year.

In March 2017, each named executive officer entered into an agreement with the Company pursuant to which the officer waived the annual performance bonus for Fiscal 2017 to allow instead for a MIP that looks at performance over a two-year period (Fiscal 2017 and Fiscal 2018). As a result, we did not pay any annual incentive plan awards under the MIP with respect to Fiscal 2017.

For the two-year period (Fiscal 2017 and Fiscal 2018), the compensation committee set certain performance goals related to sales, as disclosed in the Form 10-K for Fiscal 2017 and Fiscal 2018, EBITDA, defined for purposes of the MIP as earnings before interest, taxes, depreciation and amortization, and cash flows, defined for purposes of the MIP as the reduction in debt, net of cash year over year, as a precondition for payment of any MIP awards. The annual award target during the two-year period for Messrs. Schlarbaum, Williams and Hauvn is 65% of plan salary, 45% of plan salary, and 45% of plan salary, respectively.

The following table sets forth the two-year period (Fiscal 2017 and Fiscal 2018) goals at the threshold, target and maximum performance levels, as well as the weight given each performance measure.

Performance Measure	Weight	Threshold	Target	Maximum	2017 Actual Performance
($in millions)
Sales	30%	$224.0	$231.0	$238.0	$96.5
EBITDA	40%	15.8	17.6	19.4	3.6
Cash Flow	30%	4.6	5.6	7.0	3.7

A reconciliation of EBITDA for Fiscal 2017 follows:

Year Ended
September 30, 2017
(in thousands)
Net income (loss)	$81
Provision for/(benefit from) income taxes	62
Depreciation and amortization expense	2,542
Interest expense	917
EBITDA	$3,602

The threshold, target and maximum goals are subject to an adjustment factor of 10%, 100% and 200%, respectively, resulting from our actual performance between the target and the respective goal.

The compensation committee evaluates achievement of performance goals after fiscal year end and may increase or decrease payouts by up to 25%, subject to the approval of the independent members of the board of directors with respect to the chief executive officer’s incentive award. The payment of MIP awards generally will be made within 15 days after receipt of the audited financial statements for the fiscal year. Generally, in order to receive awards under the MIP, participants must be employed at the time the awards are paid.

In the event of an accounting restatement, participating employees may be required to reimburse us for all or any part of the amount of any payment under the MIP. Forfeitures and clawbacks of payments will also be required to the extent necessary to comply with applicable laws or regulations.

The compensation committee reserves the right in its discretion to modify or waive categories or goals.

We paid awards of $351,273, $141,568 and $151,927 to Messrs. Schlarbaum, Williams and Hauvn, respectively, for Fiscal 2016 under applicable Fiscal 2016 MIP performance measures. Please see the disclosure in our 2017 proxy statement for additional information about the Fiscal 2016 MIP.

Long-Term Equity Incentive Awards

Long-term incentives in the form of equity are a significant part of our compensation program for our named executive officers. The objective of these long-term incentives is to retain and motivate our named executive officers, and to encourage long-term performance by enabling our named executive officers to participate in the long-term growth and financial success of the Company. Grants pursuant to the long-term incentive portion of our compensation program are generally made in the form of restricted stock units and by using average annual EBITDA as the performance goal for performance-vesting awards.
Messrs. Schlarbaum, Williams and Hauvn received grants of performance-vesting restricted stock units covering 68,059 shares, 27,057 shares and 29,036 shares, respectively under the 2010 Plan in Fiscal 2017, which reflected a number of shares with a grant date value of approximately 65% of base salary for Mr. Schlarbaum, and approximately 45% of base salary each for Messrs. Williams and Hauvn. Subject to continued employment, these restricted stock units generally vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2016 to September 30, 2019. The threshold, target and maximum average annual EBITDA levels under the performance goal are $7.2 million, $9.0 million and $11.25 million, respectively. Our EBITDA for Fiscal 2017 was $3.6 million. Achievement of the performance goal at threshold, target or maximum would cause 50%, 100% or 150% of the shares, respectively, to vest, with the percentage of shares that vest based on achievement between threshold and target or between target and maximum determined using straight line interpolation. These restricted stock units are intended to create an incentive for the retention of our named executive officers and to encourage long-term performance.
In Fiscal 2016, Messrs. Schlarbaum, Williams and Hauvn received grants of performance-vesting restricted stock units covering 49,030 shares, 19,881 shares and 21,336 shares, respectively, under the 2010 Plan, which reflected a number of shares with a grant date value of approximately 65% of base salary for Mr. Schlarbaum, and approximately 45% of base salary each for Messrs. Williams and Hauvn. Subject to continued employment, these restricted stock units generally vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2015 to September 30, 2018. The threshold, target and maximum average annual EBITDA levels under the performance goal are $7.6 million, $9.5 million and $11.875 million, respectively. Our EBITDA for Fiscal 2016 was $9.4 million and was $3.6 million for Fiscal 2017. Achievement of the performance goal at threshold, target or maximum would cause 50%, 100% or 150% of the shares, respectively, to vest, with the percentage of shares that vest based on achievement between threshold and target or between target and maximum determined using straight line interpolation. These restricted stock units are intended to create an incentive for the retention of our named executive officers and to encourage long-term performance.
In addition, in Fiscal 2017 we awarded time-vesting restricted stock units to Messrs. Schlarbaum, Williams and Hauvn covering 17,015 shares, 6,764 shares and 7,259 shares, respectively, under the 2010 Plan. In Fiscal 2016, we awarded time-vesting restricted stock units to Messrs. Schlarbaum, Williams and Hauvn covering 12,258 shares, 4,970 shares and 5,334 shares, respectively, under the 2010 Plan. For each named executive officer, the performance-vesting restricted stock units and the time-vesting restricted stock units reflected 80% and 20%, respectively, of the total number of shares underlying all of the restricted stock units granted during Fiscal 2017 and Fiscal 2016, respectively. Subject to continued employment, these restricted stock units generally vest on the third anniversary of the grant date and are intended to create an incentive for the retention of our named executive officers
In Fiscal 2016, Messrs. Schlarbaum and Williams also received grants of 7,500 shares and 3,580 shares, respectively, of time-vesting restricted stock awards under the 2010 Plan. Subject to continued employment, these awards of restricted stock generally vest one-quarter upon the first, second, third and fourth anniversary of their respective grant dates and are intended to provide additional one-time compensation in recognition of the services provided by Messrs. Schlarbaum and Williams.
In addition, Mr. Hauvn received an option to purchase 50,000 shares of the Company’s common stock under the 2010 Plan in Fiscal 2016. This option was intended as payment of a relocation award under Mr. Hauvn’s employment agreement after the Company’s compensation committee waived the requirement that Mr. Hauvn relocate to the greater Rochester, New York area. Subject to continued employment, the option generally vests and becomes exercisable with respect to 10%, 30%, 60% and 100% of the covered shares on August 9, 2017, August 9, 2018, August 9, 2019 and August 9, 2020, respectively.

Perquisites and Personal Benefits

Pursuant to the terms of our employment agreements with Messrs. Schlarbaum, Williams and Hauvn, we are not obligated to pay any perquisites or personal benefits to our current named executive officers. We previously paid the premiums for life insurance policies maintained by Mr. Williams.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) employee savings plan (the “Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company matches up to 1.5% of contributions made by participating employees. None of our named executive officers is covered by a pension plan or non-qualified deferred compensation plan.

Employment Agreements and Other Arrangements

The employment agreements we entered into in Fiscal 2015 with Messrs. Schlarbaum, Williams and Hauvn contain clawback provisions for recovering certain compensation in the event of an accounting restatement resulting from the executives’ willful or grossly negligent conduct or financial dishonesty.

Jeffrey T. Schlarbaum, President and Chief Executive Officer

On March 20, 2015, we entered into a three-year employment agreement with Mr. Schlarbaum in connection with his election to the office of President and Chief Executive Officer on February 6, 2015. Mr. Schlarbaum’s employment agreement entitles him to an annual base salary of $350,000, which the compensation committee will review for increases. In May 2016, the compensation committee increased Mr. Schlarbaum’s base salary to reflect a 2% cost of living adjustment and in January 2017, the compensation committee increased Mr. Schlarbaum’s base salary to $374,850. The employment agreement also entitles Mr. Schlarbaum to earn annual and long-term incentive awards on the terms established by the compensation committee for the applicable fiscal year. Mr. Schlarbaum’s employment agreement provided for a one-time sign-on award of a stock option to purchase shares of the Company’s common stock equal to four percent of the Company’s common stock outstanding on the date of grant. Thus, on March 20, 2015, we granted Mr. Schlarbaum an option to purchase 400,000 shares of our common stock under the 2010 Plan and an option to purchase 16,145 shares as an inducement award outside of the 2010 plan, each at an exercise price of $4.10 per share. One-fourth of the sign-on option (representing the option to purchase 104,036 shares of our common stock) vested on March 20, 2016 and the remaining portion vests and becomes exercisable in equal installments on each of the second, third and fourth anniversaries of March 20, 2015, the date of the employment agreement.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason,” as such terms are defined in his employment agreement, we will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for one year following termination;

•	a pro rata annual incentive award;

•	accelerated vesting of his sign-on option;

•	accelerated vesting of any outstanding long-term incentive awards; and

•	continued coverage under our health insurance plan for twelve months following termination.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason” within two years of a “change-in-control,” as such terms are defined in his employment agreement, we will pay or provide all of the compensation and benefits referred to immediately above, except that continued coverage under our health insurance plan will continue for twenty-four months following termination.

In connection with his joining the Company in Fiscal 2016, Mr. Schlarbaum also received a cash sign-on bonus of $50,000.

Michael T. Williams, Vice President, Finance and Chief Financial Officer

In September 2015, we entered into an at-will employment agreement with Mr. Williams that superseded his prior employment agreement with us dated February 11, 2014. In consideration for entering into the employment agreement, Mr. Williams received a one-time cash payment of $15,000. The employment agreement entitles Mr. Williams’ to a base salary of $205,000. In January 2017, Mr. Williams’ base salary was increased to $215,250. The chief executive officer periodically will review Mr. Williams’ salary and make recommendations to the compensation committee regarding any increases. We may not decrease Mr. Williams’ base salary as provided under the employment agreement except as necessary to enforce the clawback provisions.

Pursuant to the terms of the employment agreement, in the event of Mr. Williams’ termination without “cause” by us or by Mr. Williams for “good reason,” as such terms are defined in his employment agreement, we will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for one year following termination;

•	a pro rata annual incentive award; and

•	continued coverage under our health insurance plan for six months following termination.

In the event of Mr. Williams’ termination without “cause” by us or by Mr. Williams for “good reason” within two years of a “change-in-control,” as such terms are defined in his employment agreement, we will pay or provide all of the compensation and benefits referred to immediately above, except that vesting of any of Mr. Williams’ outstanding long-term incentive awards will be accelerated.

Mr. Williams participates in our benefit plans generally applicable to other employees and executives. In addition, the employment agreement entitles Mr. Williams to receive annual and long-term incentive awards, generally on the terms established by the compensation committee for the applicable fiscal year.

Jens Hauvn, Senior Vice President, Operations

On September 8, 2015, we entered into an at-will employment agreement with Mr. Hauvn to serve as our Senior Vice President, Operations. Mr. Hauvn’s employment agreement entitles him to an annual base salary of $220,000, which the chief executive officer periodically will review for increases. In January 2017, Mr. Hauvn’s base salary was increased to $231,000. We may not decrease Mr. Hauvn’s base salary as provided under the employment agreement except as necessary to enforce the clawback provisions. The employment agreement also entitles Mr. Hauvn to earn annual and long-term incentive awards on the terms established by the compensation committee for the applicable fiscal year. Mr. Hauvn’s employment agreement provided for one-time awards of (i) a stock option to purchase 50,000 shares of the Company’s common stock, (ii) a stock option to purchase 50,000 shares of the Company’s common stock upon Mr. Hauvn’s relocation of his primary residence to the greater Rochester, New York area, and (iii) a cash signing bonus of $9,500. On August 9, 2016, the compensation committee waived the requirement that Mr. Hauvn relocate to the greater Rochester, New York area to receive the option to purchase 50,000 shares. Accordingly, on such date, Mr. Hauvn was granted an option to purchase 50,000 shares of common stock at $5.25 per share under the 2010 Plan. Subject to his continuous employment, the option vests and becomes exercisable as follows: 10% on August 9, 2017, 30% on August 9, 2018 and 60% on August 9, 2019.

Mr. Hauvn participates in Company benefit plans generally applicable to other senior executives.

In the event of Mr. Hauvn’s termination without “cause” by the Company or by Mr. Hauvn for “good reason,” as such terms are defined in his employment agreement, the Company will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for six months following termination;

•	a pro rata annual incentive award;

•	the right to exercise any vested option(s) before the option’s expiration date and one year following termination, whichever is earlier;

•	accelerated vesting of any outstanding long-term incentive awards; and

•	continued coverage under our health insurance plan for six months following termination.

As of September 30, 2017, Mr. Hauvn did not utilize health insurance coverage through the Company.

Change in Control Provisions

Our 2001 Stock Option and Incentive Plan, our 2010 Plan, and the stock option, restricted stock award and restricted stock unit award agreements executed thereunder, provide that upon a change in control, as defined in the plans, unless the board otherwise determines, all outstanding options and restricted stock will immediately become fully vested and exercisable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2017.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)(5)	Equity Incentive plan awards: Market of payout value of unearned shares, units or other rights that have not vested ($)
Jeffrey T. Schlarbaum	200,000	200,000	$4.10	3/20/2025	—	—	—	—
	8,072	8,073	$4.10	3/20/2025	—	—	—	—
	—	—	—	—	5,625	$27,731	—	—
	—	—	—	—	12,258	$60,432	—	—
	—	—	—	—	17,015	$83,884	—	—
	—	—	—	—	—	—	49,030	$241,718
	—	—	—	—	—	—	68,059	$335,531
Michael T. Williams	—	—	—	—	2,685	$13,237	—	—
	—	—	—	—	4,970	$24,502	—	—
	—	—	—	—	6,764	$33,347	—	—
	—	—	—	—	—	—	19,881	$98,013
	—	—	—	—	—	—	27,057	$133,391
Jens Hauvn	15,000	35,000	$4.25	9/7/2022	—	—	—	—
	5,000	45,000	$5.25	8/9/2023	—	—	—	—
	—	—	—	—	5,334	$26,297	—	—
	—	—	—	—	7,259	$35,787	—	—
	—	—	—	—	—	—	21,336	$105,186
	—	—	—	—	—	—	29,036	$143,147

(1)	Option awards included in the above table to reflect awards granted in Fiscal 2017. Awards are subject to the following vesting periods:

a.	Mr. Schlarbaum’s stock options were granted on March 20, 2015 and vest on the dates shown below:

Vesting Dates	Amounts
March 20, 2018	104,036 shares
March 20, 2019	104,037 shares

b.	Mr. Hauvn’s stock options were granted on September 8, 2015 and August 9, 2016 and vest on the dates shown below:

Vesting Dates	Amounts
September 8, 2018	15,000 shares
September 8, 2019	20,000 shares
August 9, 2018	15,000 shares
August 9, 2019	30,000 shares

(2) Stock awards included in the above table reflect awards granted in Fiscal 2016. Awards are subject to the following vesting periods:

a.	Mr. Schlarbaum’s restricted stock award was granted on June 7, 2016 and vests on the dates shown below:

Vesting Dates	Amounts
June 7, 2018	1,875 shares
June 7, 2019	1,875 shares
June 7, 2020	1,875 shares

b.	Mr. William’s restricted stock award was granted on June 14, 2016, and vests on the dates shown below:

Vesting Dates	Amounts
June 14, 2018	895 shares
June 14, 2019	895 shares
June 14, 2020	895 shares

(3) The awards to Messrs. Schlarbaum, Williams and Hauvn of 12,258, 4,970 and 5,344 restricted stock units, respectively, vest on April 18, 2019, assuming such named executive officer continues his service through such date. The awards to Messrs. Schlarbaum, Williams and Hauvn of 17,015, 6,764 and 7,259 restricted stock units, respectively, vest on March 16, 2020, assuming such named executive officer continues his service through such date.

(4) Equity incentive plan awards included in the above table reflect restricted stock unit awards granted in Fiscal 2016 using the target payout range, as defined in the applicable award agreements. These awards were granted on April 18, 2016 and subject to continued employment will have a three-year cliff vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2015 to September 30, 2018.

(5) Equity incentive plan awards included in the above table reflect restricted stock unit awards granted in Fiscal 2017 using the target payout range, as defined in the applicable award agreements. These awards were granted on March 16, 2017 and subject to continued employment will have a three-year cliff vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2016 to September 30, 2019. See the table above under “Annual Cash Incentive Awards” for a reconciliation of EBITDA to net income.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (2)
	(a)		(b)	(c)
Equity compensation plans:
Approved by shareholders	743,045	(1)	$4.27	371,434	(3)
Not approved by shareholders	16,145	(4)	$4.10	—
Total	759,190		$4.43	371,434

(1)
Represents shares issuable upon exercise of awards granted under the 2001 Stock Option and Inventive Plan (the “2001 Plan”), which was approved by IEC stockholders in February 2002 and expired in December 2011, as well as awards granted under the 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”), which was approved by IEC stockholders in January 2011 and expires in January 2021.

(2)			Excludes shares reflected in first column. Includes shares remaining available for issuance under the 2010 Plan.
(3)			Includes 112,813 shares available for issuance under the Employee Stock Purchase Plan.
(4)
This is an inducement option award granted to our President and Chief Executive Officer, Jeffrey T. Schlarbaum, on March 20, 2015 with an exercise price of $4.10 per share. The option vests in equal amounts on the first four anniversaries of the date of grant and expires ten years from the date of grant.

DIRECTOR COMPENSATION

Cash Compensation Paid to Non-Employee Directors

Director fees for Fiscal 2017 were as follows:

Annual Board Retainer (1)	$32,000, payable in cash or stock (5)
Annual Committee Chair Retainer (2)	$8,000, payable in quarterly installments in cash
Board Meeting Fee (3)	$4,000 payable in quarterly installments at the end of each quarter in cash or stock (5)
Supplemental Fee (4)	$1,000, payable in cash at the end of the fiscal year
Reimbursement for expenses incurred in attending board meetings

(1)	Payable in quarterly installments at the beginning of each quarter.

(2)	Payable in $2,000 installments at the beginning of each quarter.

(3)	Payable in $1,000 installments in connection with each regular quarterly meeting actually attended.

(4)	The supplemental payment will be paid in cash, at the end of the fourth quarter of each fiscal year.

(5)	Non-employee directors may elect to receive payment of their annual board retainer and quarterly meeting fees in cash or in shares of the Company’s common stock.

Equity Compensation Paid to Non-Employee Directors

We provide each non-employee director with an annual grant of restricted stock, with a grant-date fair value of $25,000. We make these grants pursuant to the 2010 Plan. The grant date typically coincides with our annual meeting of stockholders. The restrictions will lapse and the shares will vest in three equal installments as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and the balance on the third anniversary of the date of grant.

On March 7, 2017, each of the non-employee directors received the annual restricted share award of 6,596 shares at a market value of $3.79 per share, which was the closing price of the Company’s common stock on the grant date as reported on the NYSE American.

Director Compensation Table

The following table summarizes the cash and equity compensation earned by non-employee directors during Fiscal 2017.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($) (3)(4)	All Other Compensation ($)(5)	Total ($)
Keith M. Butler	37,000	24,999	52	62,051
Charles P. Hadeed	53,000	24,999	52	78,051
Lynn J. Hartrick	45,000	24,999	52	70,051
Andrew M. Laurence	37,000	24,999	52	62,051
Jeremy R. Nowak	37,000	24,999	52	62,051
Eric B. Singer (6)	28,000	24,999	26	53,025
Michael W. Osborne	—	—	26	26

(1)
Due to his role as an executive officer of the Company, Jeffrey T. Schlarbaum did not receive compensation for his service as a director. We report his compensation for Fiscal 2017 in the section “Compensation of Named Executive Officers” of this proxy statement.

(2)
The fees set forth in this column reflect compensation paid in cash to each director in respect of Fiscal 2017 for board retainers, committee chair retainers, supplemental fees and meeting fees. Directors have the ability to elect to receive their board and committee chair payment in stock, but during Fiscal 2017 each director elected to receive the board and committee chair retainer payments in cash. Payments for board meetings were paid in cash in Fiscal 2017. Each of Messrs. Hadeed and Hartrick received annual retainers for serving as a committee chair during Fiscal 2017.

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of our common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the directors and do not represent actual cash compensation paid to the directors. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The closing market price on the grant date was $3.79 per share on March 7, 2017.

(4)	The aggregate number of unvested restricted stock awards at the end of Fiscal 2017 for each non-employee director was:

Keith M. Butler	12,447
Charles P. Hadeed	12,447
Lynn J. Hartrick	12,447
Andrew M. Laurence	12,447
Michael W. Osborne	—
Jeremy R. Nowak	12,447

(5)
Reflects the dollar value of insurance premiums paid by the Company during Fiscal 2017 in connection with the policy of term life insurance provided to each non-employee director in the amount of $50,000.

(6)	Mr. Singer resigned from the board in August 2017.

Deferred Compensation Plan

Effective January 1, 2009, the board established the IEC Electronics Corp. Board of Directors Deferred Compensation Plan (“Directors Deferred Plan”) which allows the non-employee directors of the Company the opportunity to defer all or part of their cash compensation. No director elected to participate in the Directors Deferred Plan in Fiscal 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board has adopted a written policy addressing the Company’s procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to SEC rules. The policy provides that any transaction, arrangement or relationship with a “related person” (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and in which the amount involved is expected to exceed $90,000 in any fiscal year, will be subject to the prior review and approval or ratification by the audit committee.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies will vote on such matter in their discretion according to their best judgment. Stockholders are encouraged to vote.

Dated: January 25, 2018                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2017 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any.  Written requests should be made to: Michael T. Williams, Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

IEC Electronics

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NY 14513

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, March 13, 2018 (the day before the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, March 13, 2018 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all the nominees listed.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Keith M. Butler
02) Charles P. Hadeed
03) Lynn J. Hartrick
04) Andrew M. Laurence
05) Michael W. Osborne
06) Jeremy R. Nowak
07) Jeffrey T. Schlarbaum

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, and in accordance with applicable law, the named proxies may vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

0000350773_1 R1.0.1.17

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 14, 2018:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

IEC ELECTRONICS CORP.
Annual Meeting of Stockholders
March 14, 2018 9:00 AM
This proxy is solicited by the Board of Directors and each matter to be voted on at the Annual Meeting has been proposed by the Board of Directors of the Company.

The undersigned hereby appoints Jeremy R. Nowak and Jeffrey T. Schlarbaum, and each of them, each with power of substitution, as proxies to attend the Annual Meeting of Stockholders of IEC Electronics Corp. to be held at the Wayne-Finger Lakes BOCES Eisenhower Building, Jack Loveless Conference Room, 131 Drumlin Court, Newark, New York 14513, on March 14, 2018 at 9:00 a.m. local time, and any adjournment thereof, and to vote as directed by the undersigned on the reverse side of this proxy, the number of shares the undersigned would be entitled to vote if personally present at such meeting.

• The shares represented by this proxy will be voted as specified by you, and it revokes any prior proxy given by you.

• Unless you withhold authority to vote for one or more of the nominees according to the instruction on the reverse side of this proxy, your signed proxy will be voted FOR the election of the seven director nominees listed on the reverse side of this proxy and described in the accompanying proxy statement.

• Unless you specify otherwise, your signed proxy will be voted FOR Proposals 2 and 3 listed on the reverse side of this proxy and described in the accompanying proxy statement.

• You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated January 25, 2018, describing more fully the proposals listed in this proxy.

0000350773_2 R1.0.1.17

Continued and to be signed on reverse side